GENESIS MEDIA GROUP, INC.
(Exact name of registrant as specified in its charter)
New Jersey		35-2034838
(State of organization) (I.R.S. Employer Identification No.)
5721 Buckingham Pkwy., Stage 6, 2nd Floor, Culver City, CA	90230
(Address of principal executive offices)		(Zip Code)
Registrant's telephone number, including area code (310)-665-0221 Securities to be registered pursuant to Section 12(b) of the Act: None Securities to be registered pursuant to Section 12(g) of the Act: Common

ITEM 1.	BUSINESS
(a) The Company
GENESIS MEDIA GROUP, INC. (the "Company") is a New Jersey corporation formed on December 10, 1981, created from the combination of assets of the Hollywood Showcase Television Network, Inc. and Genesis Group Inc. Its principal place of business is located at 5721 Buckingham Parkway, Stage 6, 2nd Floor, Culver City, CA 90230. The
Company's common stock is listed on the OTC Bulletin Board with the symbol GNNX. The Company maintains a web site at www.GNNX.com.
(b) The Nature of the Business
Genesis is a company with a 43,000,000 million-dollar asset base.
The company is in the business of Media Advertising, Media Placement, Telecommunications, and Networking. The Genesis Media division offers professional production and post production services. Genesis is also involved with various advertising and media ventures, including interactive CD-ROM products and major software for television up-links. Utilizing their extensive in-house music library, Genesis is able to RE-SCORE music sound tracks for motion pictures and television productions.
Entertainment-related industries are extremely competitive, yet rewarding. It is a form of artistry where the final product involves combining the talents of a multitude of artists into one piece of art.
From the scriptwriter, we move to the producer, the director, the actors, actresses, celebrity support staff, make-up artists, technicians, stunt people, animators, and even specialty equipment.
Upon completion, another group of professionals take over, to edit, promote, market and distribute the products. Genesis has assembled a group of the highest caliber of professionals in the industry, to assist in creating and distributing the finest entertainment that the industry can offer.
Interactive Multi-Media is another important part of the Genesis infrastructure, producing CD-I (compact disc interactive) software titles for clients on a contract basis and multi-media products on 3D and CD ROM platforms. Management expects that the Company's film and music library will generate the opportunity for software applications, such as video games, and that interactive multi-media production and distribution, with a management group experienced in designing interactive multi-media software applications, will offer a means to realize the potential of the multi-media applications arising from its film production activities. It is believed that the Company's film and music library will generate significant revenues from interactive multi-media application.
Plan of Operation - Production
Genesis is an emerging company in the areas of television programming, commercials, and infomercials, and as a "software" provider that creates its own entertainment programs leading to the building of a library to be implemented in all media, including future interactive and multi-media applications. In addition, the Company's proposed operating plan includes developing strategies such as the "shared distribution financing structure", which would enable it to capture a greater share of the revenues from the distribution process than traditionally has been available to the independent producer. The Company's relationships in the industry allow for growth, expansion, production, distribution, and licensing opportunities, resulting in a cash flow for and on behalf of our stockholders.
Genesis, with the use of its in-house facilities, has full production capabilities. The Company is able to produce film, video, and music projects, as needed. Major studios have reduced their development activity even as the motion picture industry has grown. The Hollywood after-market or post-theatrical market has expanded to include film entertainment of videocassette, pay-per-view television, video on demand, and interactive multimedia. The merger of software products, computers, and telecommunications is revolutionizing the way the audiences all over the world are entertained, communicate, educated, and how they conduct business.
Revenue will be generated from the Company's operations by a variety of means in addition to revenues generated from TV programming and marketing, including licensing arrangements. The Company's success will depend in part on its ability to utilize current assets to generate revenue. The Company's current assets are marketable and can generate substantial revenue throughout our expansion process. Genesis will also focus on its music and soundtrack licensing for commercial use, and expects to continually increase its library and distribution network.
Strategies play an important role in the Company's expansion process. Genesis believes that certain strategies will enable the Company to produce, develop, and distribute new projects or products at lower cost than many of its competitors. Some of the principal elements of the Company's operating strategy include the following:
1. Identify and develop creative new talent, projects, and products, with high revenue-producing potential;
2. Combine such material with established producers, distribution avenues, and other key production personnel, such as directors, and actors, to enhance value, and provide experience to these emerging new opportunities;
3. Control development, production, and distribution costs of its projects and products, and limit the financial risk inherent to any one project;
4. Offer better terms and realistic profit participation for new projects and products, thereby reducing the negative cost risks that can be involved; and
5. Enter into strategic alliances with multi-media and interactive companies to develop new projects and products.
Plan of Operation - Multimedia Applications
Genesis is pursuing strategic alliances with independent producers to enhance the Company's ability to develop, finance, and produce interactive multi-media applications. Such alliances will enable the Company to share the risk of certain segments of its business with others that may have the experience related to any one project. Genesis believes that pursuing alliances such as these will provide the Company with access to expand its scope for this area of the Company's business much quicker, and with less risk. Genesis, as a software provider, with a strategy of entering distribution through innovative alliances, intends to capitalize on this opportunity for software providers, and capture a greater share of the revenues from the distribution process.
(c) The Company's Divisions
Genesis has structured the Company into a number of divisions to take advantage of its current opportunities.
A. Digital Production
B. Dealer Distributor / Thomson Broadcast Systems
C. Music Library
D. The Auto-Plus /Dealer Direct Program
E. Telecommunications Marketing
F. James Dean Project

A. DIGITAL PRODUCTION
Genesis has a state-of-the-art switchable component Digital Editing and Digital Multi-Camera production studio. The studio features 12-Bit digital cameras, a 4:2:2 digital component switcher, digital component beta-cam recorders, and D2 composite digital recorders. Our insert air-conditioned stage features complete digital multi-camera equipment. Genesis capabilities include complete digital production and post-production, as well as analog services. This studio enables Genesis to produce film, video, and music projects.

B. DEALER DISTRIBUTOR
Genesis is a dealer-distributor for Thomson Broadcast Systems. Thomson is a worldwide organization with subsidiaries in Asia, Europe and the U.S. as well as distributors and agents around the world. The company headquarters are located near Paris with two production sites in Brittany (France).
Thomson addresses the digital image chain from end to end: image capture, processing, compression, transmission, and broadcasting. This is an exciting time, not only because of Thomson's strategic commitment to digital technologies, but new applications such as digital television, MPEG2 compression and multi-service fiber networks. There is a unique synergy that now exists across Thomson's product and systems divisions. With the worldwide resources of Thomson multi-media, they are the 4th largest consumer electronics group in the world. From creating the next generation of broadcast equipment, to implementing today's most advanced digital solutions, Thomson Broadcast System shares two essential values: passionate commitment to what they do, and a vision of the future that is resolutely digital.

C. MUSIC
Genesis has a music library which includes such artists as, Frank Sinatra, Ray Charles, Johnny Cash, Willie Nelson, Chuck Berry, Rod Stewart, and many more. This library can be used to re-score music sound tracts for major motion pictures and television productions.
The Company is in the process of releasing a Frank Sinatra 4 album set.

D. THE AUTO PLUS / DEALER DIRECT PROGRAM
The Auto Plus / Dealer Direct Program is a second chance credit financing program, With Morton Downey Jr. as our national spokesperson. Genesis is organizing a national television and radio campaign that will generate 60,000 qualified auto buyer leads per month, distributed via the Web.
These leads will match the desires of the buyer with the inventory of Dealers. A buyer will place an inquiry through our system. The buyer, by making this one phone call, has now made multi-dealers aware of his or her needs, thus offering the buyer a selection and price favorable to his or her needs. Multi-dealers review the buyer's specific requests, and match them with their inventory. Upon purchase, buyer will receive an unsecured Mastercard with a 500 dollar credit limit. The program provides numerous benefits to the participating dealers. The Dealers are able to receive thousands of qualified leads that match their inventory, reducing the cost of buying leads in bulk. The Dealer gets the use of the "Buy-a-Car, Get-a-Mastercard" endorsement, in conjunction with major finance companies that have the funds available for impaired credit buyers. Dealers also receive national television and radio advertising, up to 600 commercials per month through the use of co-op advertising proceeds. There is also ability for other national sponsors to benefit such as oil and tire companies.

E. TELECOMMUNICATIONS MARKETING.
Genesis provides wholesale long distance service to different countries such as China and India, and is in the process of developing its own fiber network to the country of Mexico. These and other contracts will enable Genesis to proceed with its current plan of operation.

F. JAMES DEAN PROJECT
Genesis is in the process of producing a feature length documentary on the life of James Dean. The project is designed to be distributed on home video, as a commercially sponsored TV program, as a stand-alone special for Pay-TV, or for release on 35mm as an exclusive engagement in highly selected theaters around the world. The running time for the project is estimated to be 93 minutes, so that it will have the flexibility of adapting to any film or video format. The working title as of this writing is: "The Diary of James Dean." The production will especially appeal to the estimated 165 million Dean fans worldwide (over 20 million domestically), spanning more than four decades and three generations.
The production style of the project will combine elements of a documentary and a drama, weaving a story with photographs, film footage, exclusive interviews and a powerful dramatic portrayal of James Dean. Much of the production takes place on location in James Dean's hometown of Fairmount Indiana, on the family farm, and other locations where he worked, lived and developed his talent. An original soundtrack used as a backdrop will be embellished by selected well known songs which help tell the story of the world's greatest screen legend. Amazing and realistic dramatic portrayals will bring to life the "little-known" facts of the real character and personality of James Dean.

ITEM 2	FINANCIAL INFORMATION
The Registrant's financial data presented below has been derived from the Financial Statements of the Company, including the notes thereto, appearing elsewhere herein.
GENESIS MEDIA GROUP, INC.

Year Ended December 31

                        1997            1996            1995            1994
Summary of Operations
Net Revenues            $5,288,317      $2,575.73
 Cost of Sales          2,215,664
   Gross Profit         4,072,653
     Operating Expenses   581,465       90,090.31
   Net Profit           $3,475,455      ($87,514.58)
Summary Balance Sheet Data
  Total Assets          $47,108,829     $335,647.04     $0              $0
  Total Liabilities       2,402,063       0             $4,996          $4,996
  Shareholders' Equity    $44,706,766   $335,647.04     ($4,996)        ($4,996)
Note: The financial information for years prior to 1997 are for
Hollywood Showcase Television Network, Inc.

ITEM 3.	PROPERTIES.
The Company currently leases property at 5721 Buckingham Parkway Stage
6-2nd Floor, Culver City, CA 90230.

ITEM 4.	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT.
(a)	Security Ownership of Certain Beneficial Owners

Title                                           Shares          Percent
 of                     Name/Address            Beneficially     of
Class                   of Owner                Owned           Class

Common                  Badco
                        1013 Centre Road
                        Wilmington, DE 19805    2,500,000       11.61%

Common                  CEDE
                        P.O. Box 20
                        Bowling Green Station
                        New York, NY 10004      1,812,280       8.42%

Common                  All Officers and        9,200,000       42.73%
                        and Directors over
                        5% (2 Individuals)

(b) Security Ownership of Management

Title                                                   Shares          Percent
 of                     Name/Address                    Beneficially     of
Class                   of Owner                        Owned           Class

Common                  Don & Barrie Logan
                        23355 Gondor Dr.
                        Lake Forest, CA 90710           9,200,000       42.73%

Common                  Milton Miller
                        5 Moraine Rd.
                        Edison, NJ 08820                500,000        2.32%

Common                  Glen Morinaka
                        16136 Sunnyview Terrace
                        Hacienda Heights, CA 91755      210,000         0.98%

Common                  Carl J. Conte
                        13508 Moorpark St. #3
                        Sherman Oaks, CA 91423          100,000         0.46%

Common                  David Lambersten
                        1551 Fairway Dr. #3102
                        Naperville, IL 60563            86,750          0.40%

Common                  John Logan
                        23355 Gondor Dr.
                        Lake Forest, CA 92630           50,000          0.23%


ITEM 5.	DIRECTORS AND EXECUTIVE OFFICERS
Don R. Logan
Mr. Logan is currently the Chairman of the Board, President, and COO of Genesis Media Group, Inc. Mr. Logan has been the President, CEO and has served as director for many large corporations as well as President and COO of Genesis Group, Inc. from 1981 - 1998. President of USA Investment Casting, President of Quadrillion Entertainment, President of Jade Point Productions and Packy Syndications, former US Coast Guard Officer, past officer and member of Gray Iron and Ductile Founders Society, past officer and member of Gray Iron Institute, Rotary International member and graduate of USC. Mr. Logan's experience and expertise in the Entertainment field should prove to be a key asset in the success of Genesis Media Group, Inc.

Glen Morinaka
Mr. Morinaka is the Chief Financial Officer/Director of the Company. He has many years of accounting and financial experience. He has been a partner since 1988 with the accounting firm of Ikegami, Ikegami & Morinaka CPA. He is also active with the American Institute of Certified Public Accountants and the California Society of Certified Public Accountants.

David Lambersten
Mr. Lambersten is currently a director of the Company. He is a decorated veteran of the United States Army, and graduated the University of Wisconsin with a Bachelor's degree in Finance and Economics. He began his banking career in 1971, was elected Vice President of Lending by 1973, and by 1976 was named the CEO and elected to the Board of Directors of a prestigious Illinois Bank, becoming the youngest CEO in Illinois banking history. His bank was one of the first ten in the nation to be authorized to issue self-directed IRAs. From 1981-1982, Mr. Lambersten directed the efforts of Ernst & Ernst to develop a Savings and Loan Association Program. During this same period, he and a former S&L executive created Midstates Group, Inc. to market a Stepped Payment Adjustable Note (SPAN) mortgage, used exclusively for commercial properties. While at Midstates, Mr. Lambersten obtained the necessary capital and negotiated the regulatory approval to form a bank chartered Independent Trust Corporation in 1984. During his tenure, Independent Trust Corporation attained an asset base exceeding one billion dollars. Independent Trust Corporation was sold and Mr. Lambersten joined Deloitte Touche to establish a venture capital fund for small to medium acquisitions. From 1991 until 1996, he established another company which was involved in manufacturing & developing software applications directed to the precision machine parts industry.

Carl J. Conte
Mr. Conte is currently the Corporate Secretary/Vice President of Operations and a Director of the Company. He graduated Rutgers University with a BA in business. Mr. Conte was also a paratrooper in the United States Army. He brings to the Company the sales and marketing knowledge and expertise needed to build a solid revenue stream for the Company. He was a Series 7 registered stockbroker early in his career, became the Senior Sales Manager for a prestigious Investment Banking firm in New York. Mr. Conte was the Vice President of Sales and Marketing for Kelly's Coffee Group, Inc., a publicly traded company, where he was responsible for management development, succession planning, and sales and marketing. Mr. Conte developed a profit-sharing plan for Kelly's Coffee Group, Inc. as part of an incentive plan for the company.

Bruce Braatelien
Mr. Braatelien is a Senior Vice President of the Company. He has been the president and COO of many large corporations, as well as COO of Greenglobe Engineering, Inc. from 1990 to 1997, President of LendNet, and President of American marketing. He is a graduate of the University of Colorado, where his studies included Geology, Mathematics, Communications, and Physics. He is currently a director of other public companies.

Dennis Jacobsen
Mr. Jacobsen is the Vice President of Telecommunications. He has an extensive background in the telecommunications industry. During his 14 years in the industry, he has owned and operated an equipment interconnect company. Mr. Jacobson has been President of an Operator Service Company, and was involved in the start-up of numerous other telecommunications companies. He has also served as consultant to Bell Atlantic and Frontier, the fifth largest long-distance company.

Milton Miller
Mr. Miller is a Director of the Company. He is the former President and CEO of Lane Leather, one of the largest billfold and leather manufacturers and importers in North America. After 30 years of experience, he retired in 1995. He served as Director of Hollywood Showcase Television Network, Inc., Hollingsworth Investments, and Tri-County Financial Holdings, Ltd.

Barrie M. Logan
Ms. Logan is the Treasurer. She has vast knowledge in corporate legal matters, as well as organizational, accounting, and advertising experience. Ms. Logan assisted in production and advertising, and was in charge of operations for Boxing Event Ticketing. She has been involved with all the banking, accounting, general administrative, payroll, and client-liaison for the Company. Other experience includes being Executive Secretary to the Vice President and President of California Boxing Promotions and Channel Plus, Inc.

John Logan
Mr. Logan is a Vice President of the Company. He has been active for 20 years in the giftware industry, and multiple store owner with one of the largest card manufacturers in the world. Previously he was a controller for a large trucking company, and was the founding administrator of Friendly Hills Medical Group. Mr. Logan is a graduate of U.S.C., with a degree in accounting and finance.

ITEM 6.	EXECUTIVE COMPENSATION
(a) No remuneration has been paid to or is contemplated for officers and directors except reimbursement for out of pocket expenditures for activities on the Issuer's behalf.
(b) For the fiscal year ended December 31, 1997, the Issuer paid no compensation or consulting fees to its executive officers as a group.
(c) The Issuer is not a party to any employment agreements. No advances have been made or are contemplated to be made by the Issuer to any of its officers or directors.
(d) The Issuer has no retirement pension, profit shearing or stock option plans or insurance or medical reimbursements plans covering its officers and directors, and does not contemplate implementing any such plans at this time.

ITEM 7.	CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
There are no relationships or transactions to be reported.

ITEM 8.	LEGAL PROCEEDINGS
The Company is not a party to any material pending legal proceedings and, to the best of its knowledge, no such action by or against the Company has been threatened.

ITEM 9.	MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON
EQUITY AND RELATED STOCKHOLDER MATTERS.
Registrant's common stock is traded in the over-the-counter market in the United States under the symbol "GNNX." There are approximately 15 market makers. The stock price has ranged from $0.125 to $4.00 during the previous year. As of May 18, 1998, there are 276 record owners of Registrant's stock. The Registrant has never paid a cash dividend and has no present intention of so doing.

ITEM 10.	RECENT SALES OF UNREGISTERED SECURITIES.
The Company recently completed an offering under Regulation D
Rule 504. As of May 18, 1998, there were 21,529,607 shares of the
Company's common stock outstanding. Of these shares, 5,452,857 shares are freely trading, while 16,076,750 are subject to trading restrictions.

ITEM 11.	DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.
The securities to be registered are Common Stock, $0.0001 par value per share. The shares are non-assessable, without pre-emptive rights, and without cumulative voting.

ITEM 12.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.
The Company and its affiliates may not be liable to its
shareholders for errors in judgment or other acts, or omissions not amounting to intentional misconduct, fraud or a knowing violation of the law, since provisions have been made in the Articles of incorporation and By-laws limiting such liability. The Articles of Incorporation and By-laws also provide for indemnification of the officers and directors of the Company in most cases for any liability suffered by them or arising from their activities as officers and directors of the Company if they were not engaged in intentional misconduct, fraud or a knowing violation of the law. Therefore, purchasers of these securities may have a more limited right of action than they would have except for this limitation in the Articles of Incorporation and By-laws.
The officers and directors of the Company are accountable to the Company as fiduciaries, which means such officers and directors are required to exercise good faith and integrity in handling the Company's affairs. A shareholder may be able to institute legal action on behalf of himself and all others similarly stated shareholders to recover damages where the Company has failed or refused to observe the law. Shareholders may, subject to applicable rules of civil procedure, be able to bring a class action or derivative suit to enforce their rights, including rights under certain federal and state securities laws and regulations. Shareholders who have suffered losses in connection with the purchase or sale of their interest in the Company in connection with such sale or purchase, including the misapplication by any such officer or director of the proceeds from the sale of these securities, may be able to recover such losses from the Company.
ITEM 13.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
LIST OF EXHIBITS
A. INDEPENDENT AUDITORS' REPORT
B. BALANCE SHEET
C. STATEMENT OF OPERATIONS
D. STATEMENT OF CASH FLOWS
E. NOTES TO FINANCIAL STATEMENTS
INDEPENDENT AUDITORS' REPORT
                        Herbert Woll
                        Certified Public Accountant
2891 Gant Quarters Drive                23611 Chagrin Blvd., Suite 101
Marietta, GA 30068                      Beechwood, OH 44122
(770) 565-7299                          (216) 292-7505
To the Board of Directors
HOLLYWOOD SHOWCASE TELEVISION NETWORK, INC.
Culver City, CA
I have audited the accompanying Balance Sheet of HOLLYWOOD
SHOWCASE TELEVISION NETWORK, INC. as of December 31, 1997, and the related Statement of Operations, and Cash Flows for the period then ended. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.
I conducted my audit in accordance with generally accepted
auditing standards. These standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures set forth in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.
In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of HOLLYWOOD SHOWCASE TELEVISION NETWORK, INC., as of December 31, 1997 and the results of its operations and its cash flows for the period then ended, in conformity with generally accepted accounting principles.
/s/ Herbert Woll
Herbert Woll, CPA
Marietta, Georgia 30068
May 13, 1998


BALANCE SHEET
AS AT DECEMBER 31, 1997

ASSETS
Current Assets
        Cash in Banks           $10,025
	Accounts Receivable	13,814
	Contract Receivables
                 - Note 1       1,800,000
	Inventory - Note 1, 2	41,012,500
	Prepaid Expenses	51,416
Total Current Assets            $42,887,755
Property & Equipment
 (net of $15,733 Depr
        Note 1 & 4)             162,034
Other Assets (Note 1)           4,059,040
Total Assets                    $47,108,829
LIABILITIES & STOCKHOLDERS'
 EQUITY
Current Liabilities
	Accounts Payable	$100,000
	Accrued Expenses	17,588
	Current Portion of
         Long Term Debt         820,777
Total Current Liabilities	$938,365
Long Term Debt                  $1,463,698
Stockholders' Equity
        Common Stock            $687
	At $.0001 par value.
         Issued and outstanding
	6,869,500 shares
        Paid in Capital         41,396,401
	Retained Earnings
         December 31, 1997	3,310,678
Total Stockholders' Equity	44,706,766
Total Liabilities &
 Stockholders' Equity           $47,108,829

The accompanying footnotes are an integral part of these financial statements

STATEMENT OF OPERATIONS
AS AT DECEMBER 31, 1997

Sales                                           $5,483,334
Other Income                                    804,983
Less: Cost of Sales                             2,215,664
Gross Profit on Sales                           $4,072,653
Operating Expenses
        Auto & Parking          $3,124
        Bank Charges            2,533
	Equipment Rental	9,360
        Insurance               1,173
        Miscellaneous           5,895
        Moving Expenses         4,433
	Outside Services	166,791
	Professional Fees	39,385
        Printing                1,214
        Rent & Storage          51,605
        Repairs                 13,790
        Salaries                174,013
        Samples                 1,530
        Stock Transfer          1,981
	Supplies - Office	6,877
	Taxes - Miscellaneous	1,946
        Taxes - Payroll         34,734
        Telephone               12,461
	Travel & Trade Prom.	48,620
Total Operating Expenses                        581,465
Profit before Depreciation                      $3,491,188
Less: Depreciation                              15,733
Profit before Income Tax                        $3,475,455
Corporate Income Tax                            -0-
Net Profit on Operations                        $3,475,455

The accompanying footnotes are an integral part of these financial statements

STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 1997

Cash Flows from Operations
Net Income                                      $3,475,455
Adjustments to reconcile
 net income to net cash
  provided by operating
   activities
Depreciation                                    15,733
                                                3,491,188
Changes in Operating
 Assets & Liabilities
(Increase) in accounts receivable               (13,814)
(Increase) in contract receivable               (1,800,000)
(Increase) in inventory                         (41,012,500)
(Increase) in Prepaid Expenses                  (51,416)
Decrease in Accounts Payable                    100,000
Decrease in Accrued Expenses                    17,588
Decrease in current portion of Long Term Debt	820,777
                                                (41,939,365)
Net Cash Provided by Operations                 45,430,553
Cash Flows form Investments
Additional paid in capital                      (42,663,152)
Other Assets                                    (4,059,040)
Purchase of Equipment & Furniture               (162,034)
                                                (46,884,226)
Financing Activities
Increase in Long Term Debt                      1,463,698
Net Cash Increase                               10,025
Cash on Hand - 1/1/1997                           -0-
Cash on Hand - 12/31/1997                       $10,025

The accompanying footnotes are an integral part of these financial statements

NOTES TO FINANCIAL STATEMENTS
AS AT DECEMBER 31, 1997
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
The summary of significant accounting policies of Hollywood
Showcase Television Network, Inc. is presented to assist in understanding the Company's financial statements. The financial statements and notes are representations of the Company policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.
Note 1. Contract Receivable
In August 1997, Hollywood Showcase Television Network, Inc.
purchased in a tax free exchange a company named Genesis Group Inc. One of the assets received is a contract for the sale of certain films. The terms of the contract call for monthly payments beginning March 1, 1998 in the amount of $100,000 per month for six months and $200,000 per month for the next 24 months totaling $3,000,000. Beginning October 1, 1999 a licensing fee of $100,000 will be paid to the Company monthly, until September 1, 2002. Total of contract being $5,400,000. Analysis of the available records of Genesis Group indicates that the cost of the 380 films purchased was $2,184,625. This transaction will be treated as an installment sale, and will be reported for taxation on the same basis.
Note 2. Inventory
The inventory was acquired from Genesis Group, Inc. and consists of Movie Films and music tapes and CD ROM Interactive tapes. With the inventory comes the rights to reconfigure, compile, manufacture, distribute, license, sell, and lease. Each item is one of a kind. The company has an appraisal that identifies each item of inventory, and evaluates it. Inventory is carried at appraised value.
Note 3. Office Furniture & Equipment
Acquired in the same transaction was office furniture and equipment that cost the company $3,120. Depreciation based on the remaining useful life of the items will be calculated on the straight line method beginning September 1, 1997.
Note 4. Stockholders' Equity
The Company has 50,000,000 shares of Stock authorized at $.0001 par value, 6869,500 were issued The assets of Genesis Group Inc. were acquired by trading 6,869,500 shares of Hollywood Showcase for 100% of the stock of Genesis. The assets acquired are now shown on the Balance Sheet.

Note 5. Depreciation
Depreciation has been provided on the same basis for tax and financial accounting purposes using the straight line method. The estimated useful lives of the assets are as follows:
Shop Equipment	5-7 Years
Office Furniture & Fixtures	5-10 Years
Leasehold Improvements	3-10 Years
Commitments
The Company is committed under a lease dated October 1, 1997, for a minimum annual rental (exclusive of real estate taxes, maintenance, etc.) as follows:
Year ending December 31, 1998	$97,772
	1999	19,200
	2000	16,000

ITEM 14.	CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
AND FINANCIAL DISCLOSURE.
None

ITEM 15.	FINANCIAL STATEMENTS AND EXHIBITS
A. Financial Statements
B. Articles of Incorporation
C. Bylaws
D. 15c2-11

SIGNATURES
Pursuant to the requirements of Section 12 of the Securities
Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.
GENESIS MEDIA GROUP, INC.
By:  /s/ Don Logan
Don Logan, Chairman